Exhibit 99.1

B&G Foods Second Quarter 2018 Earnings Conference Call Script
August 2, 2018

Company Presenters:

Bob Cantwell, President and Chief Executive Officer

Bruce Wacha, Executive Vice President of Finance and Chief Financial Officer

Ken Romanzi, Executive Vice President and Chief Operating Officer

Operator:

Good day, and welcome to the B&G Foods Second Quarter 2018 Earnings Call. Today’s call is being recorded. You can access detailed financial information on the quarter and the full year in the company’s earnings release issued today, which is available at the Investor Relations section of bgfoods.com.

Before the company begins its formal remarks, I need to remind everyone that part of the discussion today includes forward-looking statements. These statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.

We refer you to the company’s most recent annual report on Form 10-K and subsequent SEC filings for a more detailed discussion of the risks that could impact the company’s future operating results and financial condition.

The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The company will also be making references on today’s call to the non-GAAP financial measures, adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and base business net sales. Reconciliations of these financial measures to the most directly comparable GAAP financial measures are provided in today’s earnings release. Bruce Wacha, the Company’s CFO, will start the call by discussing the company’s financial results for the quarter. After that, Bob Cantwell, the Company’s Chief Executive Officer, will discuss various factors that affected the company’s results, selected business highlights and his thoughts concerning the outlook for 2018 and beyond and Ken Romanzi, the Company’s Chief Operating Officer will make some remarks.  I would now like to turn our conference over to Bruce.

Bruce Wacha comments: Good afternoon. Thank you for joining us for our second quarter 2018 earnings call.

Our second quarter results benefited from very strong net sales growth of 7.4%, including more than 3% growth for our base business — top line trends that are in excess of the growth rates implied by our full year guidance, despite what is considered a challenging operating environment.  During the quarter we generated $388.4 million of net sales compared to $361.7 million for the second quarter of last year.  Our base business net sales increased by approximately $11.0 million, including approximately $4.3 million from pricing and $6.7 million from increased volumes.  Back to Nature, acquired on October 2, 2017, contributed approximately $17.6 million in net sales for the quarter.

We generated $74.4 million of adjusted EBITDA in the quarter, a shortfall of $3.8 million compared to the second quarter of last year, which was largely expected due primarily to industry wide increases in freight costs, and the timing of our price increases, which were not fully implemented until late in the quarter.  Supportive of our updated full year guidance, we expect to see the full benefit from our price increases and cost savings programs in the second half of the year.  In addition, the pace of increases in freight costs has already begun to moderate.

For the first six months of the year, we generated approximately $164 million in adjusted EBITDA and generated adjusted EBITDA as a percentage of net sales of approximately 20.0%.  This includes $17.5 million of increased freight costs, compared to the first six months of 2017 and the timing of increased spend of approximately $5.5 million for slotting and coupons primarily to support the roll out of Green Giant innovation products.  These costs were offset in part by $5.5 million of pricing benefits, inclusive of trade spending.

And we had very strong conversion of our EBITDA into cash.  We generated approximately $105 million in net cash provided by operating activities during the first six months of the year, compared to less than $20 million during the first six months of 2017.

We expect to generate $181 to $191 million in adjusted EBITDA during the back half of this year, compared to $163 million a year ago.  Driving this growth will be an expected $12 to $15 million in pricing benefits from price increases that have now been implemented across the portfolio, as well as an expected $10 to $12 million resulting from increased volume primarily driven by our Green Giant frozen innovation products and one quarter of benefit from Back to Nature (which we did not own in the third quarter of 2017).  We also expect $4 million to $5 million of benefit from our SG&A cost savings initiatives, including warehouse savings driven by our inventory reduction program, and lower coupons and slotting.  Offsetting these benefits will be anticipated increased freight of about $5 million to $7 million in the second half of this year.  We expect the majority of our other costs, based on our total basket of inputs, to be between flat and favorable for the remainder of the year.

We are fine-tuning our full year guidance, which is largely in-line with what we have communicated previously.  We expect net sales of $1.73 billion to $1.75 billion, adjusted EBITDA of $345 million to $355 million and adjusted earnings per share of $2.05 to $2.15.

Now I would like to cover some of the key drivers of our net sales performance, before we move to the balance sheet:

Green Giant frozen, driven by strong consumer demand for our newest innovation launch, Green Giant Veggie Spirals, as well as continued strong performance for our

Green Giant Riced Veggies, Green Giant Veggie Tots and Green Giant Mashed Cauliflower, which were launched in 2016 and 2017, saw its fifth consecutive quarter of double digit growth, with net sales of Green Giant frozen up 19.7% for the quarter or nearly $14 million to $84.2 million.

Pirate’s Booty also outperformed during the second quarter.  Net sales of Pirate’s Booty increased approximately $9 million, or nearly 55%, to $25.2 million for the quarter.  Despite a slow start in the first quarter, net sales of Pirate’s Booty are now up approximately 10% for the first six months of the year.

Looking at the rest of the portfolio, we had a mix of pluses and minuses.  New York Style generated net sales of $9.0 million in the second quarter, up approximately 11% compared to the year ago period.  Victoria had yet another strong quarter under our ownership and generated net sales of $9.9 million in the second quarter, up approximately 3.5% compared to the year ago period.  Cream of Wheat generated net sales of $11.8 million and was down 3.5% in the quarter, but this comes on the heels of double digit growth during Q1 of this year. Ortega generated net sales of $34.1 million for the quarter, down 1.7% compared to the year ago quarter, but following a strong first quarter performance of over 4% growth in net sales.  Our spices and seasonings business, inclusive of the business that we acquired in 2016 and our legacy brands such as Mrs. Dash and Ac’cent, generated $85.1 million in net sales which is down 3.7% compared to last year.  Back to Nature generated $17.6 million in net sales for the quarter and is tracking to our annual plan.  Net sales of the rest of the brands in the portfolio were $91.1 million, compared to $94 million in the prior year quarter.

From a balance sheet perspective, I am happy to report that our inventory reduction program continues to track to schedule through the second quarter of 2018.  During the first two quarters of 2018, we reduced inventory by more than $55 million to $446.3 million at the end of the second quarter compared to $501.8 million at the end of fiscal 2017.  As a reminder, we had increased inventory by nearly $65 million during the same time period last year.  We expect to continue to reduce our inventory throughout the remainder of the year and expect to achieve the high end of our $75 million to $100 million inventory reduction target, reducing inventory by the end of the fiscal year to approximately $400 million to $425 million.  Green Giant has been the primary beneficiary of our inventory reduction program, with a decrease of approximately $80 million already year to date.

We finished the quarter with $62.8 million in cash and net debt of $2.0 billion.  We made voluntary prepayments on our term loan facility of $25 million during the quarter, reducing the balance to approximately $500 million compared to approximately $650 million at the end of fiscal 2017.

As you know, our Board of Directors authorized a share repurchase program of $50 million in March of this year, and we have repurchased $18.5 million or approximately 695,000 shares at an average price of $26.65 through the end of the second quarter.  As a reminder, in May our Board of Directors increased our quarterly cash dividend rate by 2.2% from $0.465 per share of common stock to $0.475 per share of common stock.

And now for those of you who are doing some of your own modeling, in addition to what I mentioned earlier, here are some of the remaining drivers to our updated guidance:

•                  We expect net interest expense of $110.5 million to $115.5 million including cash interest expense of $105 to $110 million and interest amortization expense of $6 million

•                  Depreciation expense of approximately $36.0 million,

•                  Amortization expense of approximately $18.5 million

•                  We continue to expect an effective tax rate of approximately 25% in 2018 and we now expect our cash taxes to be less than $5 million for the year

•                  We are also lowering our anticipated capex to approximately $50 million for the year

Based on our adjusted EBITDA guidance, we expect that our Adjusted EBITDA less capex, cash taxes and cash interest, will be approximately $185 million to $195 million, an increase of $10 million when compared to our previous guidance.  In addition, we expect our inventory reduction plan to positively impact cash by an additional $75 million to $100 million before dividends.

Also, based on the midpoint of our adjusted EBITDA guidance and inclusive of our acquisition of McCann’s Irish Oatmeal which occurred after the quarter, we expect net debt to pro forma adjusted EBITDA of 5.5 to 5.6x at the end of the year.

And now I would like to turn the call over to Bob, Bob…

Bob Cantwell comments:

Thank you Bruce.  And thank you to the audience for joining our call today.  As a reminder, when we laid out our vision for 2018 earlier this year, we suggested that the year would be a typical B&G Foods year, with modest topline growth, stable margins and the strong free cash flow generation that we have trained the investment community to expect since we became a public company in 2004 — and we are on track to achieve these results.  Another “typical” for B&G Foods has been strategic acquisitions — and as you know we recently announced the acquisition of McCann’s Irish Oatmeal, a leading, authentic, premium brand of Irish steel cut oatmeal.  It is admittedly a relatively small brand, but we love the brand — what it stands for, and the category dynamics.  With this transaction, we are adding our fifth straight business in a better for you category and I am very excited to walk you through some of the highlights of this acquisition in a moment.

As Bruce mentioned at the start of the call, we had very strong top line growth — up nearly 7.5% versus last year’s second quarter, including the benefit of M&A and equally important, our base business net sales were up more than 3%.  This growth compares favorably to our full year target of 4% to 6.5% topline growth, which includes approximately four points of growth from the acquisition of Back to Nature and up to two plus points of growth in our base business between price and volume.

There are several drivers for this growth, including M&A — Back to Nature continues to contribute to our net sales, adjusted EBITDA and cash flows, as expected.  Also, our key brands like Green Giant, Pirate’s Booty, Ortega, Cream of Wheat and Victoria are also performing well, as we expected.  And we are also beginning to see the benefits of our pricing initiatives.

We benefited from approximately $4.3 million in pricing during the second quarter, inclusive of our list price increases as well as reductions in our promotional trade spending.  And the cumulative benefit through six months is approximately $5.5 million.  As we mentioned previously, the benefits of our price increase will largely be a back half of the year event and we are expecting another $12 million to 15 million plus benefit during the next two quarters.  I will touch on costs later in the call, but as you know, the pricing strategy was designed to head off the impact of the cost increases and margin compression that we are seeing in the first half of this year, largely driven by increases in freight costs.

Now, back to our brands.  I will begin with Green Giant — our largest brand.  We have just reported our fifth consecutive quarter of double digit growth in net sales of Green Giant frozen, which increased by almost 20% to approximately $85 million in the second quarter.  This growth is driven by strong demand for our innovation products, including our latest launch — Green Giant Veggie Spirals.  While we are still in the early days of the launch, we are excited by our progress to date and we expect that this latest innovation product will be just as big as our Green Giant Riced Veggies and our Green Giant Veggie Tots. Green Giant Veggie Spirals have already achieved almost 75% distribution in our core food and mass channels and they are helping to drive growth and continued excitement about the brand.  Consumption trends are also strong for Green Giant frozen, up 17% for the latest 5 week period and these results very much support our optimism in achieving our targets through the remainder of the year.  We are spending to support the brand — Green Giant was the primary driver for a nearly $2.5 million increase in slotting and coupons during the second quarter as we rolled out our new Green Giant Veggie Spirals and we also launched our Green Giant electronic billboard right in the heart of Times Square.  We are continually driving awareness for the brand and we also feel good about our efforts to get consumers to eat healthier and increase their vegetable consumption.  In fact, we are continuing our innovation push and will be launching a number of new items in three new frozen categories later this fall, including a new line of organic vegetables.

Pirate’s Booty also had a stellar quarter.  As we mentioned on our last call, we were very confident in the outlook for Pirate’s Booty despite the soft 1Q results which were driven by the timing of a promotional event at a key customer.  Well, Pirate’s Booty delivered in the second quarter, up 55% in net sales.  We are very confident in our forecasts for Pirate’s Booty for the remainder of the year and the long term upside for this brand.  We think Pirate’s Booty is truly a unique brand in the better-for-you snacking category, and given its growth profile and strong margin profile, we are convinced that Pirate’s Booty is truly one of the most valuable snack brands in North America.

I would also like to talk about Ortega for a moment.  As a reminder, Ortega is one of the largest Hispanic food brands sold in the United States and is the second largest brand in our portfolio.  Net sales were off 1.7% for the second quarter, but are up 1.3% for the first six months of the year.  Also, consumption data has been strong, up 3.2% for the thirteen weeks ended June 30th.

And now I will take a moment to discuss the newest addition to our portfolio.  We were very excited to announce the acquisition of McCann’s Irish Oatmeal late last month.  McCann’s is an authentic 150-year-old brand of premium, steel cut Irish oatmeal.  McCann’s is a perfect complement to Cream of Wheat and to our position in the hot cereal aisle.  It is also another example, along with our acquisitions of Green Giant, Spice Islands and our other spices and seasonings brands, Victoria and Back to Nature, of our efforts in recent years to acquire better-for-you brands that taste great and resonate with today’s consumer.  Within the hot breakfast cereal category, premium oatmeal has seen a lot of attention and innovation over the past couple of years, creating a tangible growth opportunity for smaller brands like McCann’s.  And separately, much like Cream of Wheat, McCann’s is a great addition to the type of high margin brands in our portfolio that we expect to continue to support our free cash flow model for years to come.

Now, I would like to move from top line to the cost side of the business.  As we have been discussing for some time now and as Bruce just mentioned, freight costs — which first began to escalate last fall — remain high.  We have absorbed increases in freight costs of approximately $30 million over the past three quarters, the majority of which came during last year’s fourth quarter and in this year’s first quarter.  Now our 2Q costs were also elevated, but as Bruce pointed out earlier, we are now beginning to lap the pace of these increases.

Outside of freight costs, we still expect to be somewhere between flat and favorable on our input costs this year.  The net of these costs and our pricing initiatives are expected to set up a favorable comparison during the back half of 2018.  But unfortunately we have been squeezed through the first two quarters of the year.  We generated $74.4 million of adjusted EBITDA in 2Q, compared to $78.2 million a year ago.

We are encouraged by our progress on the top line and we are also very pleased with the successful implementation of our pricing strategy which we expect will really begin to benefit us during the second half of the year, while we also expect to begin to benefit from a moderating of the escalation of freight costs - setting up a nice finish to the year.  And we are also happy to announce the recent McCann’s acquisition, exciting innovation led growth in Green Giant frozen and solid performance in other core brands.

Now I would like to turn the call over to Ken who will provide additional detail on our cost cutting initiatives.  Ken ….

Ken Romanzi comments:Thanks Bob.  As Bob and Bruce have mentioned, we had a strong quarter of net sales growth led by our key brands and some early benefits of our pricing initiative.  We expect our base business net sales growth in the back half of the year to be approximately 3%, which includes $12 million to $15 million of pricing benefit.  On the cost side, Bob already walked you through some of the factors that were a drag on performance.  So I would like to spend some time giving you an update on some of the things that we are doing to offset these costs.

First, on the freight side, while rates have increased, we are implementing efforts to be more efficient with a better mix of contract vs. spot rates and increased use of intermodal service.  We expect freight costs to remain elevated throughout the year, but we expect the impact will be less punitive in the back half of the year as we lap the late 2017 increases.

Beyond this year, we expect to further reduce our transportation expense with our new West Coast distribution center.  We have secured a location in Southern California and expect to be operational by the end of September.  We believe this new distribution center will save approximately $5 million on an annual basis once fully operational and after we close our Houston distribution center.  However, we do believe that we will begin seeing some cost benefits as soon as the fourth quarter of this year.  Furthermore, this new distribution center is expected to not only reduce costs but also improve service levels to our West Coast customers with inventory several days closer to our customers than Houston.

On the warehousing front, we have reduced costs primarily driven by our inventory reduction program, saving approximately $1.5 million in warehousing costs year to date versus the same time last year and we expect to see full year benefits of approximately $3 million.

These initiatives are just the beginning of a comprehensive program we are undertaking to transform our supply chain to drive meaningful cost savings to maintain our margins in the face of inflationary pressures we cannot control, like freight rates.

As I mentioned last quarter, we have engaged a consultant to help us with our cost savings initiative and have been working collaboratively with them for the past two months.  Last quarter, even before our study began, I shared with you that we quickly identified $25 million in anticipated annual cost savings opportunities over the next few years, or 2% of our cost of goods sold.  And while we are still in the diagnostic phase of this project, we now believe there is an opportunity to possibly increase these cost savings opportunities to 4% of COGS or approximately $50 million on an annual basis.  As part of our guidance to be provided at our year end conference call, we expect to have the total anticipated cost savings identified as well as their time-phasing over the next few years.

Now I would like to turn the call back over to Bob.

Bob Cantwell comments:Thanks Ken.  And thanks to the audience for joining us.  We clearly have more work to do on the cost side, but it is a pleasure to report that our successful efforts on the topline, coupled with our inventory reduction program - are translating into significant cash generation.  And we are using this cash to reduce debt, generate returns to our shareholders through our consistent dividend policy and now through our share repurchase program as well — and finally, to be supportive of our ability to pursue accretive M&A opportunities.

With that I would like to begin the Q&A portion of our call.  Operator…